Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Hojabr Alimi (the “Executive”), and Ruthigen, Inc., a Nevada corporation (the “Corporation”), as of March 21, 2013.

RECITALS

WHEREAS, prior to the date hereof, the Executive has been employed by Oculus Innovative Sciences, Inc., a Delaware corporation (“Oculus”);

WHEREAS, the Corporation is a wholly-owned subsidiary of Oculus;

WHEREAS, the board of directors of Oculus has approved the proposed spin-off of the Corporation (the consummation of such transaction referred to herein as the “Spin-Off’); and

WHEREAS, the Executive served as the President, Chief Executive Officer and Chairman of the Board of Directors of Oculus for an employment term (the “Oculus Employment Term”) set forth in the related employment agreement dated as of January 1, 2004, between Oculus and the Executive (the “Oculus Employment Agreement”); and

WHEREAS, the boards of directors of Oculus and of the Corporation, respectively, expect that the Executive will make substantial contributions to the growth and prospects of the Corporation; and

WHEREAS, the boards of directors of Oculus and of the Corporation desire that effective February 4, 2013 (the “Effective Date“), the Executive shall become the President and Chief Executive Officer of the Corporation, at which time the Oculus Employment Term and the Oculus Employment Agreement will expire with no further Oculus obligation to the Executive, except as described in Sections 3.2,3.3 and 7(c) below; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises of the parties herein, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the Corporation and the Executive hereto agree as follows:

1.            Employment and Duties.

1.1         Position. On the terms and subject to the conditions set forth herein, the Corporation agrees to hire, engage, and employ the Executive as its President and Chief Executive Officer for the Period of Employment (as defined in Section 2). At the request of the Board and without additional compensation, the Executive shall also serve as an officer and/or director of any or all of the subsidiaries of the Corporation and on the board of Oculus. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2         Duties. During the Period of Employment (as defined in Section 2), the Executive shall serve the Corporation as its President and Chief Executive Officer. The Executive shall, without limitation and without limiting the Executive’s other duties to the Corporation, and without limiting the authority of the Corporation’s Board of Directors (the “Board”), be responsible for the general supervision, direction and control of the business and affairs of the Corporation and have such other duties and responsibilities as the Board shall designate that are consistent with the Executive’s positions as President and Chief Executive Officer \ of the Corporation. The Executive shall perform all of such duties and responsibilities in accordance with the legal directives of the Board in accordance with the practices and policies of the Corporation as in effect from time to time through the Period of Employment (as defined in Section 2) (including, without limitation, the Corporation’s insider trading and ethics policies, as they may change from time to time). While employed as Chief Executive Officer and President of the Corporation, the Executive shall report exclusively to the Board. Throughout the Period of Employment (as defined in Section 2), the Executive shall not serve on the boards of directors or advisory boards of any other entity unless such service is expressly approved by the Board, except that the Executive may continue to serve on the board of directors of Oculus.

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1.3         No Other Employment; Minimum Time Commitment. Throughout the Period of Employment (as defined in Section 2), the Executive shall both (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Corporation, and (ii) hold no other job. The Executive agrees that any investment or direct involvement in, or any appointment to or continuing service on the board of directors or similar body of, any corporation or other entity must be first approved in writing by the Corporation. For purposes of clarity, the Corporation hereby approves the continued service of the Executive on the board of directors of Oculus. The foregoing provisions of this Section 1.3 shall not prevent the Executive from investing in non-competitive publicly-traded securities to the extent permitted by Section 7(b). The Executive agrees that, as of the date of execution of this Agreement, Exhibit A to this Agreement sets forth a complete and accurate description of (i) any investment or direct involvement of the Executive in any other corporation or business that reasonably could be construed as falling outside the scope of the foregoing permitted investments and involvement, and (b) any board of directors or similar body of any corporation or other entity on which the Executive is a member. The Corporation may require the Executive to resign from membership on any board or similar body of any entity, on which he may now or in the future serve, if the Corporation determines that the Executive’s membership on such board or similar body interferes (interference shall include, without limitation, giving rise to conflicts or competitive activity) with the performance of the Executive’s duties hereunder.

1.4         No Breach of Contract. The Executive hereby represents to the Corporation that: (i) the execution and delivery of this Agreement by the Executive and the Corporation, and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) the Executive has no information (including, without limitation, confidential information and trade secrets) of any other person or entity which the Executive is not legally and contractually free to disclose to the Corporation; (iii) the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this Agreement and the Oculus Employment Agreement) with any other person or entity.

1.5         Location. The Executive acknowledges that the Corporation’s principal executive offices are currently located in Santa Rosa, California. The Executive’s principal place of employment shall be the Corporation’s principal executive offices, as they may be moved from time to time at the discretion of the Corporation. The Executive agrees that the Executive will be regularly present at the Corporation’s principal executive offices and that the Executive may be required to travel from time to time in the course of performing the Executive’s duties for the Corporation.

1.6         Board of Directors of the Corporation. It is the current intention of the Board that the Executive will serve on the Board of Directors of the Corporation, commencing on the Effective Date.

2.            Period of Employment. The “Period of Employment” shall commence on the Effective Date, and shall continue in full force and effect until the date of Executive’s termination pursuant to Section 5.1. This Agreement shall govern the terms of Executive’s employment hereunder on and after the Effective Date.

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3.            Compensation.

3.1         Base Salary. As of the Effective Date and during the Period of Employment, the Corporation shall pay to the Executive a base salary at the rate of $375,000 per year, subject to increase (but not decrease) by the Board (the “Base Salary”). The Executive’s Base Salary shall be paid in accordance with the Corporation’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments.

3.2         Stock-based Incentive Compensation.

3.2.1           Options Granted by Oculus to the Executive. The Executive shall continue to vest in the options to purchase the Oculus common stock previously granted to the Executive in accordance with the terms of such options grants.

3.2.2           Eligibility for Stock-Based Incentive Compensation. The Executive shall be eligible to participate in the Corporation’s stock-based incentive compensation plan or plans pursuant to the terms and conditions of such plan or plans. The Corporation may, in its sole discretion, grant stock options and/or make other stock-based awards to the Executive.

3.3         Bonus and Incentive Plans.

3.3.1           Oculus 2013 Bonus Plan. The Executive was a participant in Oculus’ incentive bonus plan for Oculus’ fiscal year ending March 31, 2013 (the “2013 Bonus Plan”) until his resignation as Oculus’ President and Chief Executive Officer. Oculus’ Compensation Committee has determined that the Executive is entitled to a pro-rated bonus payment pursuant to the 2013 Bonus Plan. To determine the pro-rated bonus payment, Oculus’ Compensation Committee shall review Oculus’ 2013 Bonus Plan, objectives, milestones, comparable company data, historical bonus information and target and stretch milestones for the fiscal year ending March 31, 2013 as it relates to the Executive and the Executive’s contributions to Oculus until his resignation and transfer to Corporation, and determine an appropriate bonus award for the Executive’s contributions to Oculus pursuant to the terms of the 2013 Bonus Plan. Such pro-rated bonus payment shall not limit or prohibit the Corporation from approving additional incentive compensation to the Executive.

3.3.2           Bonus Plans and Incentive Programs. The Executive shall be eligible to participate in the Corporation’s bonus plans and incentive plans as established from time to time by the Corporation. Any bonus shall be paid no later than March 15 of the year following the year with respect to which such bonus is earned.

4.            Benefits.

4.1         Health and Welfare. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefits plans and programs made available by the Corporation to the Corporation’s senior-level employees generally, as such plans or programs may be in effect from time to time.

4.2         Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Corporation under this Agreement and entitled to reimbursement for all such expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Corporation, subject to the Corporation’s reasonable expenses reimbursement policies in effect from time to time. The Corporation shall reimburse the Executive to the extent required by the preceding sentence.

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4.3         Vacation and Other Leave. During the Period of Employment, the Executive shall accrue and be entitled to take paid vacation in accordance with the Corporation’s standard vacation policies in effect from time to time, including the Corporation’s policies regarding vacation accruals. The Executive shall also be entitled to all other holiday and leave pay generally available to all other employees of the Corporation.

5.            Termination.

5.1         Termination by the Corporation. The Executive’s employment by the Corporation, and the Period of Employment, may be terminated at any time by the Corporation: (i) with Cause (as defined in Section 5.5), or (ii) without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as defined in Section 5.5).

5.2         Termination by the Executive. The Executive’s employment by the Corporation, and the Period of Employment, may be terminated at any time by the Executive, on no less than sixty (60) days’ prior written notice to the Corporation. Any termination by the Executive for Good Reason (as defined in Section 5.5) shall be communicated by Notice of Termination to the Corporation. For purposes of this Agreement, in the case of a notice given by the Executive to the Corporation, a “Notice of Termination” means a written notice which (i) is communicated to the Corporation within ninety (90) days of the initial existence of the condition giving rise to the Executive’s right to terminate for Good Reason, (ii) indicates the specific termination provision in this Agreement relied upon, (iii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iv) waives the Executive’s right to terminate for Good Reason if the Corporation within thirty (30) days of such notice cures the condition otherwise giving rise to the Executive’s right to terminate for Good Reason, and, (v) if the termination date is other than the date that is thirty-one (31) days after the communication of such notice, specifies the termination date (which date shall be not more than forty-five (45) days after the giving of such notice).

5.3         Benefits Upon Termination. If the Executive’s employment by the Corporation is terminated during the Period of Employment for any reason by the Corporation or by the Executive, the Corporation shall have no further obligations to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Corporation, any payments or benefits except:

(a)          the Corporation shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.5); and

(b)          if, during the Period of Employment, the Executive’s employment is terminated by the Corporation without Cause or by the Executive for Good Reason (as defined in Section 5.5) (and, in each case, other than due to either the Executive’s death, or a good faith determination by the Board that the Executive has a Disability):

(i)          the Corporation shall, subject to the conditions set forth in Section 5.3(c) and the constraints set forth in Section 5.8, also pay the Executive a lump sum severance benefit equal to twenty-four (24) times the average monthly Base Salary paid to the Executive over the twelve (12) whole months preceding the month in which the termination of the Executive’s employment occurs (or, if the Period of Employment has not been in effect for twelve (12) whole months preceding the month in which the termination of the Executive’s employment occurs, the average monthly Base Salary for this purpose shall be determined based on the average monthly Base Salary paid to the Executive over the whole months in the Period of Employment occurring prior to the month in which the termination of the Executive’s employment occurs). Subject to the conditions set forth in Section 5.3(c), such lump sum amount shall be paid to the Executive (without interest) no later than seven (7) days following the date on which the Executive’s employment by the Corporation terminates;

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(ii)         the Corporation shall, subject to the conditions set forth in Section 5.3(c), pay as a severance benefit one hundred percent (100%) of the Executive’s premiums under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the same or reasonably equivalent medical coverage, as in effect on the date the Executive’s employment terminated, for a period not to exceed the lesser of one year following the date of such termination or until the Executive becomes eligible for medical insurance coverage provided by another employer; and

(iii)        as of the date the Executive’s employment terminates, any and all stock options, stock appreciation rights, restricted stock awards, and similar equity and equity-based awards granted by the Corporation to the Executive outstanding immediately prior to such termination of employment shall thereupon be deemed fully vested and shall be exercisable for a period of no less than twelve (12) months thereafter or until the stated expiration date for such option or award at the end of its maximum term, whichever is earlier; provided, however that this Section 5.3(b)(iii) shall not affect any right of the Corporation to terminate such option or award in connection with a change in control of the Corporation or similar event to the extent such right exists under the provisions of any agreement evidencing such option or award.

(c)          Any obligation of the Corporation pursuant to Section 5.3(b) to pay a severance benefit in the circumstances described therein is further subject to the following two conditions precedent: (i) such severance obligation shall be paid only if the Executive has remained in compliance with all of the provisions of Section 5.6 and Sections 7 through 12, and such obligation shall terminate immediately if the Executive is for any reason not in compliance with one or more of the provisions of Section 5.6, and Sections 7 through 12; and (ii) the Executive’s satisfaction of the release obligations set forth in Section 5.4. For purposes of the preceding sentence, if the Executive is not in compliance with one or more provisions of Section 5.6, and Sections 7 through 12, and a cure is reasonably possible in the circumstances, the Executive will not be deemed to have breached such provision(s) unless the Executive is given notice and a reasonable opportunity (in no case shall more than a 10-day cure period be required) to cure such breach and such breach is not cured within such time period. The parties agree that a cure will not be reasonably possible in all circumstances including, without limitation, a material breach of confidentiality or similar occurrence.

(d)          Except as expressly provided herein, the foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due to terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s 401 (k) plan (if any); or (iv) any rights that the Executive may have under and with respect to a stock option, stock appreciation right, restricted stock award, or similar equity or equity-based award, to the extent that such award was granted before the date that the Executive’s employment by the Corporation terminates and to the extent expressly provided in the written agreement evidencing such award.

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5.4         Release; Exclusive Remedy.

(a)          This Section 5.4 shall apply notwithstanding anything else contained in this Agreement to the contrary. As a condition precedent to any Corporation obligation to the Executive pursuant to Section 5.3(b), the Executive shall, upon or promptly following his last day of employment with the Corporation, provide the Corporation with a valid, executed, written Release (as defined in Section 5.5) (in a form provided by the Corporation) and such Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Corporation shall have no obligation to make any payment to the Executive pursuant to Section 5.3(b) unless and until the Release contemplated by this Section 5.4 becomes irrevocable by the Executive in accordance with all applicable laws, rules, and regulations.

(b)          The Executive agrees that the payments contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or to pursue any other remedies, at law or in equity, with respect to any termination of employment. The Corporation and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

5.5         Certain Defined Terms.

(a)          As used herein, “Accrued Obligations” means:

(i)          any Base Salary that has accrued but had not been paid (including accrued and unpaid vacation time) prior to the date of termination; and

(ii)         any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive prior to the date the Period of Employment terminates.

(b)          As used herein, “Cause” shall mean the reasonable and good faith determination by a majority of the Board based on its reasonable belief at the time, that, during the Period of Employment, any of the following events or contingencies exists or has occurred:

(i)          the Executive is convicted of, or has pled guilty to, a felony (under the laws of the United States or any state thereof); or

(ii)         the Executive has engaged in acts of fraud, material dishonesty or other acts of willful misconduct in the course of his duties hereunder, unless the Executive believed in good faith that such acts were in the interests of the Corporation; or

(iii)        the Executive willfully and repeatedly fails to perform or uphold his duties under this Agreement; or

(iv)        the Executive willfully fails to comply with reasonable directives of the Board which are communicated to him in writing.

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(c)          As used herein, “Disability” shall mean a physical or mental impairment which substantially limits a major life activity of the Executive and which renders the Executive unable to perform the essential functions of the Executive’s position, even with reasonable accommodation which does not impose an undue hardship on the Corporation, for ninety (90) days in any consecutive twelve (12) month period, but only if the Executive is considered to be disabled within the meaning of Treasury Regulation section 1.409A-3(i)(4). Without limiting the circumstances in which the Executive may be determined to be disabled as defined in Treasury Regulation section 1.409A-3(i)(4), the Executive will be presumed to be disabled if determined to be totally disabled by the Social Security Administration or if determined to be disabled in accordance with a disability insurance program, provided the definition of disability applied under such disability insurance program complies with the requirements of Treasury Regulation section 1.409A-3(i)(4).

(d)          As used herein, “Good Reason” shall mean the occurrence of one of more of the following without the Executive’s written consent:

(i)          the assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities, and status (including titles and reporting requirements) as Chief Executive Officer of the Corporation, or a material reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities, other than an insubstantial and inadvertent act that is remedied by the Corporation promptly after receipt of notice thereof give by the Executive; or

(ii)         a reduction by the Corporation in the Executive’s Base Salary as in effect on the Effective Date or as the same shall be increased from time to time, or the Corporation otherwise fails to satisfy its compensation obligations to the Executive under this Agreement, after notice by the Executive and a reasonable opportunity to cure; or

(iii)        the failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement.

provided, however, that none of the events specified in clause (i), (ii), or (iii) above shall constitute Good Reason unless the Executive shall have notified the Corporation in writing describing the events which constitute Good Reason and the Corporation shall have failed to cure such event within a reasonable period, not to exceed ten (10) days, after the Corporation’s actual receipt of such written notice.

(e)          As used herein, “Release” shall mean a written release, discharge and covenant not to sue entered into by the Executive on behalf of himself, his descendants, dependants, heirs, executors, administrators, assigns, and successors, and each of them, of and in favor of the Corporation, its parent (if any), the Corporation’s subsidiaries and affiliates, past and present, each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, shareholders, members, representatives, assigns, and successors, past and present, and each of them (the “releasees”), which respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he may then own or hold or he at any time theretofore owned or held or may in the future hold as against any or all of said releasees, arising out of or in any way connected with the Executive’s employment relationship with each and every member of the Company Group (as defined in Section 7) with which the Executive has had such a relationship, or the termination of his employment or any other transactions, occurrences, acts or omissions or any loss, damages, or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part or said releasees, or any of them, committed or omitted prior to the date of such Release including, without limiting the generality of the foregoing, any claim under Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, any other claim under any other federal, state, or local law or regulation, and any other claim for severance pay, bonus or incentive pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, medical expenses or disability (except that such Release shall not constitute a release of any Corporation obligation to the Executive that may be due to the Executive pursuant to Section 5.3(b) upon the Corporation’s receipt of such Release). The Release shall also contain the Executive’s warrant that he has not theretofore assigned or transferred to any other person or entity, other than the Corporation, any released matter or any part or portion thereof and that he will defend, indemnify and hold harmless the Corporation and the aforementioned releasees from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced)    that is directly or indirectly based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

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(f)           “Initial Public Offering” means the initial public offering of the Corporation registered on Form S-l (or any successor form under the Securities Act of 1933, as amended).

(g)          For the purposes of this Agreement, a “Change of Control” means the occurrence of any of the following:

i.	a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole;

ii.	a sale, lease or other disposition of all or substantially all of the assets of Oculus and its subsidiaries, taken as a whole, as long as Oculus still owns 51-100% of the Corporation and the Corporation is included in the sale, lease, or other disposition of assets of Oculus and its subsidiaries;

iii.	any consolidation or merger of the Corporation with or into any other corporation or other person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Corporation), whether or not the Corporation is a party thereto, in which the stockholders of the Corporation immediately prior to such consolidation, merger, reorganization or transaction, own capital stock and either:

a.	represent directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Corporation or other surviving entity immediately after such consolidation, merger, reorganization or transaction, or

b.	do not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors of the Corporation or other surviving entity immediately after such consolidation, merger, reorganization or transaction; or

iv.	any stock sale or other transaction or series of related transactions, whether or not the Corporation is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Corporation’s voting power is owned directly, or indirectly though one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

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but excluding, in any case referred to in clause (iii) or (iv) of this definition, the Initial Public Offering, or any bona fide primary or secondary public offering following the occurrence of the Initial Public Offering.

(g)          For purposes of the definition of “Change of Control”, the following definitions shall be applicable:

i.	The term “person” shall mean any individual, corporation or other entity and any group as such term is used in Section 13(d) (3) or 14(d) (2) of the Exchange Act.

ii.	Any person shall be deemed to be the beneficial owner of any shares of capital stock of the Corporation:

a.	which that person owns directly whether or not of record, or

b.	which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

c.	which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (B) above, by an “affiliate” or “associate” (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of that person, or

d.	which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (B) above), by any other person with which that person or his “affiliate” or “associate” (defined as aforesaid) has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation.

iii.	The outstanding shares of capital stock of the Corporation shall include shares deemed owned through application of clause (ii) (b), (c), and (d) above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

5.6         Board/Committee Resignations. Upon or promptly following any termination of Executive’s employment with the Corporation, the Executive agrees to resign, as of the date of such termination, from (i) each and every board of directors (or similar body, as the case may be) of the Corporation and each of its affiliates on which the Executive may then serve, including, but not limited to, the Board (and any committees thereof) and the board of directors of Oculus (and any committees thereof), and (ii) each and every office of the Corporation and each of its affiliates that the Executive may then hold, and all positions that he may have previously held with the Corporation and any of its affiliates.

5.7         Excise Tax Gross-Up. During and after the Period of Employment, the Executive shall be entitled to the excise tax protections set forth in Exhibit B hereto.

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5.8         Section 409A of the Internal Revenue Code.

(a)   This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) and shall be construed and interpreted consistent with that intent. In the event that any payment or benefit payable under Section 5.3 of this Agreement is not compliant with Section 409A and any taxes, penalties or interest are imposed on the Executive under Section 409A as a result of such noncompliance (the “Section 409A Penalties”), the Corporation shall put the Executive in an after tax economic position equivalent to the position the Executive would have been in without the imposition of such Section 409A Penalties. The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service or state tax authorities that, if successful, would require the payment of any such Section 409A Penalties or related state tax statutes. The Executive’s right to be put in an equivalent after tax economic position is subject to the Executive providing such notification no later than ten business days after Executive is informed in writing of such claim. If the Corporation desires to contest such claim, Executive shall (i) cooperate with the Corporation in good faith in order to effectively contest such claim and (ii) permit the Corporation to participate in any proceedings relating to such claim. The Corporation shall control all proceedings taken in connection with such contest; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest. This section shall also apply to any taxes, penalties, or interest imposed by any state that are calculated in a manner similar to taxes, penalties, or interest imposed by Section 409A(a)(l)(B), including those amounts imposed by the California Revenue and Taxation Code (R&TC) Sections 17501 and 24601.

(b)   If and to the extent that any payment or benefit under this Agreement, or any plan or arrangement of the Corporation, is determined by the Corporation to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to the Executive by reason of the Executive’s termination of employment, then (a) such payment or benefit shall be made or provided to the Executive only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations (a “Separation from Service”) and (b) if the Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Corporation), such payment or benefit shall not be made or provided before the date that is six months after the date of the Executive’s separation from service (or the Executive’s earlier death). For the purposes of clarity, the first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid to the Executive during the period between the termination of Executive’s employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule.

(c)   To the extent any expense reimbursement or in-kind benefit is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(d)   To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1. 409A-2(b)(2) of the Treasury Regulations.

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6.           Means and Effects of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific prevision(s) of this Agreement relied upon in effecting the termination.

7.            Non-Competition. The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Corporation, the amount of sensitive and confidential information involved in the discharge of the Executive’s position with the Corporation, and the harm to the Corporation that would result if such knowledge or expertise was disclosed or made available to a competitor. Based on that understanding, the Executive hereby expressly agrees as follows:

(a)          As a result of the particular nature of the Executive’s relationship with the Corporation, in the capacities identified earlier in this Agreement, for the Period of Employment, the Executive hereby agrees that he will not, directly or indirectly, (i) engage in any business for the Executive’s own account or otherwise derive any personal benefit from any business that competes with the business of the Corporation or any of its affiliates (the Corporation and its affiliates are referred to, collectively, as the “Company Group”), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of any entity within the Company Group, (iii) acquire a financial interest in any person engaged in any business that competes with the business of any entity within the Company Group, directly or indirectly, as an individual, partner, member, shareholder, officer, director, principal, agent, trustee, or consultant, or (iv) interfere with business relationships (whether formed before or after the date of execution of this Agreement) between the Corporation, any of its respective affiliates or subsidiaries, and any customers, suppliers, officers, employees, partners, members or investors of any entity within the Company Group. For purposes of this Agreement, businesses in competition with the Company Group shall include, without limitation, businesses which any entity within the Company Group may conduct operations, and any business which any entity within the Company Group has specific plans to conduct operations in the future and as to which the Executive is aware of such planning, whether or not such businesses have or have not as of that date commenced operations.

(b)          Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly, own, solely as an investment, securities of any Person which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling Person of, or a member of a group that controls, such Person, and (ii) does not, directly or indirectly, beneficially own one percent (1%) of more of any class of securities of such Person. For purposes of this Section 7(b), “Person” shall have the meaning ascribed to such terms in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as described in Section 13(d) thereof.

(c)          Oculus Non-Competition Clause. From the Effective Date until one year following the Effective Date, the Executive hereby expressly agrees that the non-competition clauses as contained therein in the Oculus Employment Agreement will continue to be applicable to the Executive. Accordingly, the Executive hereby agrees that he will not, directly or indirectly, for a period of one year following the Effective Date, (i) engage in any business for the Executive’s own account or otherwise derive any personal benefit from any business that competes with the business of Oculus, its subsidiaries (which includes the Corporation) or any of its affiliates (Oculus, its subsidiaries, and its affiliates are referred to, collectively, as the “Oculus Group”), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of any entity within Oculus Group, (iii) acquire a financial interest in any person engaged in any business that competes with the business of any entity within Oculus Group, directly or indirectly, as an individual, partner, member, shareholder, officer, director, principal, agent, trustee, or consultant, or (iv) interfere with business relationships (whether formed before or after the Effective Date) between Oculus, any of its respective affiliates or subsidiaries, and any customers, suppliers, officers, employees, partners, members or investors of any entity within the Oculus Group. For purposes of this Agreement, businesses in competition with the Oculus Group shall include, without limitation, businesses which any entity within the Oculus Group may conduct operations, and any business which any entity within the Oculus Group has specific plans to conduct operations in the future and as to which the Executive is aware of such planning, whether or not such businesses have or have not as of that date commenced operations. For clarity, the parties acknowledge that there is overlap between Section 7(a) and Section 7(c) of this Agreement. It is the intent of the parties that the prevailing provision, in the event of conflict, be the most constrictive to that of the Executive in regards to non-competition of Oculus and/or the Corporation.

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8.          Confidentiality. As a material part of the consideration for the Corporation’s commitment to the terms of this Agreement, the Executive hereby agrees that the Executive will not at any time (whether during or after the Executive’s employment with the Corporation), other than in the course of the Executive’s duties hereunder, or unless compelled by lawful process after written notice to the Corporation of such notice along with sufficient time for the Corporation to try and overturn such lawful process, disclose or use for the Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of any entity within the Company Group; provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public, other than as a result of the Executive’s breach of this covenant. The Executive further agrees that the Executive will not retain or use for his own account, at any time, any trade names, trademark or other proprietary business designation used or owned in connection with the business of any entity within the Company Group.

9.          Inventions and Developments.

(a)          All inventions, policies, systems, developments or improvements conceived, designed, implemented and/or made by the Executive, either alone or in conjunction with others, at any time or at any place during the Period of Employment, whether or not reduced to writing or practice during such Period of Employment, which directly or indirectly relate to the business of any entity within the Company Group, or which were developed or made in whole or in part using the facilities and/or capital of any entity within the Company Group, shall be sole and exclusive property of the Company Group. The Executive shall promptly give notice to the Corporation of any such invention, development, patent or improvement, and shall at the same time, without the need for any request by any person or entity within the Company Group, assign all of the Executive’s rights to such invention, development, patent and/or improvement to the Company Group. The Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extensions or renewals of, letters patent of the United States or any foreign country that any entity in the Company Group desires to file.

(b)          All copyrightable work by the Executive during the Period of Employment that relates to the business of any entity in the Company Group is intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, and shall be the property of the Company Group. If the copyright to any such copyrightable work is not the property of the Company Group by operation of the law, the Executive will, without further consideration, assign to the Company Group all right, title and interest in such copyrightable work and will assist the entities in the Company Group and their nominees in every way, at the Company Group’s expense, to secure, maintain and defend the Company Group’s benefit copyrights and any extensions and renewals thereof on any and all such work including translations thereof in any and all countries, such work to be and to remain the property of the Company Group whether copyrighted or not.

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10.         Anti-Solicitation. In light of the amount of sensitive and confidential information involved in the discharge of the Executive’s duties, and the harm to the Corporation that would result if such knowledge or expertise were disclosed or made available to a competitor, and as a reasonable step to help protect the confidentiality of such information, the Executive promises and agrees that during the Period of Employment and for a period of two (2) years thereafter, the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, shareholder, director or other owner or participant in any business, influence or attempt to influence any customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of any entity within the Company Group, either directly or indirectly, to divert their business away from the Company Group, to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within the Company Group, and he will not otherwise materially interfere with any business relationship of any entity within the Company Group.

11.         Soliciting Employees. In light of the amount of sensitive and confidential information involved in the discharge of the Executive’s duties, and the harm to the Corporation that would result if such knowledge or expertise were disclosed or made available to a competitor, and as a reasonable step to help protect the confidentiality of such information, the Executive promises and agrees that during the Period of Employment and for a period of two (2) years thereafter, the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, shareholder, director, or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or any time within six (6) months prior thereto was, an employee of an entity within the Company Group, who earned annually $25,000 or more as an employee of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in the Company Group.

12.         Return of Property. The Executive agrees to truthfully and faithfully account for and deliver to the Corporation all property belonging to the Corporation, any other entity in the Company Group, or any of their respective affiliates, which the Executive may receive from or on account of the Corporation, any other entity in the Company Group, or any of their respective affiliates, and upon the termination of the Period of Employment, or the Corporation’s demand, the Executive shall immediately deliver the Corporation all such property belonging to the Corporation, any other entity in the Company Group, or any of their respective affiliates.

13.         Withholding Taxes. Notwithstanding anything else herein to the contrary, the Corporation may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

14.         Cooperation in Litigation. The Executive agrees that he will reasonably cooperate with the Corporation, subject to his reasonable personal and business schedules, in any litigation which arises out of events occurring prior to the termination of his employment, including but not limited to, serving as a witness or consultant and producing documents and information relevant to the case or helpful to the Corporation. The Corporation agrees to reimburse the Executive for all reasonable costs and expenses he incurs in connection with his obligations under this Section 14 and, in addition, to reasonably compensate the Executive for time actually spent in connection therewith following the termination of his employment with the Corporation.

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15.         Assignment. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Corporation with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Corporation hereunder.

16.         Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

17.         Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purposes of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

18.         Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and constructed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary. This Agreement is intended to comply with Section 409A of the Code and the regulations promulgated thereunder.

19.         Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

20.         Entire Agreement. This Agreement replaces and supersedes prior employment agreements, including the Oculus Employment Agreement executed by and between Oculus and the Executive dated January 1, 2004, except certain sections of the Oculus Employment Agreement as indicated in this Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

21.         Modifications. This Agreement may not be amended, modified, or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

22.         Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the parties asserted to have granted such waiver.

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23.         Resolution of Disputes.

(a)          Any controversy arising out of or relating to the Executive’s employment (whether or not before or after the expiration of the Period of Employment), any termination of the Executive’s employment, this Agreement or the enforcement or interpretation of this Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in Santa Rosa, California, before a sole arbitrator (the “Arbitrator”) selected from judicial arbitration meditation services (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association (“AAA”), and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et. seq. as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

(b)          The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this Section 23.

(c)          The parties agree that the Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs from the non-prevailing party (other than forum costs associated with the arbitration which in any event shall be paid by the Corporation).

(d)          Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section 23, the Executive and the Corporation acknowledge that any breach of any of the covenants or provisions contained in Sections 5.6, and 7 through 12 could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in Sections 5.6, and 7 through 12 or such other equitable relief as may be required to enforce specifically any of the covenants or provisions of Sections 5.6, and 7 through 12.

24.         Notices.

(a)          All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly received if (i) delivered by hand or by courier, effective upon delivery (ii) given by facsimile or electronic version, when transmitted and the appropriate telephonic or electronic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission; or (iii) sent by registered or certified mail, postage prepaid, return receipt requested, five (5) business days after being deposited in the U.S. mails. Any notice shall be duly addressed to the parties as follows:

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(i)          if to the Corporation:

Ruthigen, Inc.

c/o Oculus Innovative Sciences, Inc.

1129 North McDowell Boulevard

Petaluma, California 94954

Attn: General Counsel

Fax: +1 (707) 283-0551

(ii)         If to the Executive:

Hojabr Alimi

At the address on file with the Corporation

(b)          Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 24 for the giving of notice.

25.         Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

26.         Provisions that Survive Termination. The provisions of 5.3, 5.4, 5.5, 5.6, 5.7, and 7 through 25, 27, and this Section 26 shall survive any termination of the Period of Employment.

27.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the date first written above.

CORPORATION

Ruthigen, Inc.,
a Nevada corporation

By:	/s/ Richard Conley
Name:	Richard Conley
Title:	Chairman of the Compensation Committee
of Oculus Innovative Sciences, Inc.

EXECUTIVE

/s/ Hojabr Alimi
Hojabr Alimi

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